UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) of the
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): November 11, 2010

FUQI INTERNATIONAL, INC.
(Exact Name of Company as Specified in Charter)

Delaware	001-33758	20-1579407
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

5/F., Block 1, Shi Hua Industrial Zone Cui Zhu Road North Shenzhen, 518019 People’s Republic of China	N/A
(Address of principal executive offices)	(Zip code)

Company’s telephone number, including area code:	+86 (755) 2580-1888

N/A
 (Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01	Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing.

On November 11, 2010, Fuqi International, Inc. (the “Company”) received, as expected, a notice of noncompliance from The NASDAQ Stock Market due to the delay in filing the Company's Quarterly Report on Form 10-Q for the period ended September 30, 2010.  NASDAQ Listing Rule 5250(c)(1) requires the timely filing of periodic reports with the Securities and Exchange Commission.
As previously reported, on September 29, 2010, FUQI received a NASDAQ notice of noncompliance due to the delay in filing the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, and Quarterly Reports on Form 10-Q for the periods ended March 31 and June 30, 2010.  As a result, the Company was subject to delisting unless it requested a hearing before a NASDAQ Listing Qualifications Panel (the “Panel”).  In response, the Company timely requested a hearing before a Panel, which occurred on November 11, 2010. The Panel typically issues a written decision approximately 30-40 days after the hearing.  Under NASDAQ’s Listing Rules, the Panel has the authority to grant an extension for a period not to exceed 360 days from the due date of the Company’s initial late periodic report or through March 28, 2011.    The current notification letter requested that the Company present its views with respect to this additional deficiency to the Panel.  The Company intends to timely do so.  The notice of noncompliance has no immediate effect on the listing or trading of the Company’s common stock on The NASDAQ Global Select Market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 17, 2010	FUQI INTERNATIONAL, INC.

	By:	/s/ Frederick W. Wong
	Name	Frederick W. Wong
	Title:	Chief Financial Officer